Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of LCA-Vision, Inc. on Forms S-8 (File No.'s 333-07621 and 333-74485) and on Forms S-3 (Files No.'s 333-41101 and 333-39179) of our report dated February 13, 2001 relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

March 21, 2003